Exhibit 10.45

EXECUTION DOCUMENTS

 [Penthouse Magazine Letterhead]

December 11, 2006 (the “Effective Date”)

Mr. Anthony L. Previte
Starsmith LLC
Suite lE
324 E 93rd Street
New York, NY 10128

Re:

Consulting Agreement (the “Agreement”)

Dear Tony:

This Agreement sets forth the terms pursuant to which Starsmith LLC (“Starsmith”), a New York limited liability company, will provide consulting services to Penthouse Media Group Inc., a Nevada corporation, and its affiliates (collectively, the “Company”).

1.

Term and termination.  This Agreement’s term shall run from the Effective Date until December 28, 2007 (the “Term”).

2.

Services.

a.

Nature.  Starsmith will provide the following services to the Company as the Company requests from time to time (collectively, the “Services”):

1.

Head the Company’s Entertainment Group.  Responsible for day-to-day operation and oversight of the Company’s Entertainment Group, including production and exploitation of photographic, audiovisual and other entertainment content.  Liaise with the Company’s Licensing Group as needed to exploit content in a manner maximally beneficial to the Company.

2.

Consult with members of the Company’s Internet Group as requested by the Company or its Internet Group from time to time.

3.

General.

i.

Work and coordinate with other Company consultants at the Company’s request.

ii.

Provide any other services as may be required and requested from time to time by the Company.

b.

Time commitment.  Subject to allowance for the Set Aside Days, during the Term, Starsmith will devote a minimum of forty five (45) hours per week toward performance of the Services.  If at any time Starsmith becomes unable or unwilling to perform Services as required pursuant to this Agreement, or believes or expects that such a circumstance may arise in the future, Starsmith immediately will notify the Company in writing. Starsmith will not undertake any projects or assignments on its own behalf or on behalf of other persons or entities that reasonably could be expected to interfere with Starsmith’s rendering of Services as required pursuant to this Agreement.  The Company acknowledges that Starsmith hereby reserves

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Penthouse Media Group, Inc.

Corporate Office:  6800 Broken Sound Parkway, Suite 100, Boca Raton, FL  33487 . 561×.912×7038 Fax: 561×912×7038

New York Office:  2 Penn Plaza, Suite 1125, New York, NY  10121. 212×702-6000. Fax:  212×702×6262

EXECUTION DOCUMENTS

twenty one (21) business days for non-Company purposes (collectively, the “Set Aside Days”).  Starsmith. will make reasonable efforts to ensure that scheduling of the Set Aside Days does not unreasonably interefere with its performance of the Services.

c.

Performance standards.  Starsmith will provide all Services using best efforts. Starsmith will render all Services in a professional, timely and workmanlike manner.  Starsmith represents and warrants that it is capable of providing the Services and has sufficient knowledge and expertise to do so.  The Company reserves the absolute right in its sole discretion to approve or reject any and all of Starsmith’s recommendations, programs, strategies, cross promotional opportunities and proposals, and portions thereof, for any reason or for no reason. The Company is entitled to use or not use Starsmith’s work product, in whole or in part, and all such work product shall be deemed as of its creation the exclusive intellectual property and confidential information of the Company.  Starsmith agrees to execute all work made for hire, assignment and other documents and perform all acts at the Company’s request to confirm and effect the intent and purpose of this Agreement.

3.

Independent contractor status.  During the Term, Starsmith shall be deemed for all purposes an independent contractor and not an employee, agent, joint venturer or partner of the Company.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Starsmith or any of its principals, employees, representatives or agents.  The Company is not obligated to extend health insurance, life insurance, disability, other employee benefits or other perquisites customarily provided to its own employees.  Starsmith shall not at any time act or hold itself out to the public or the trade as an agent or employee of the Company.  For income tax purposes, Starsmith shall as the Company deems necessary receive a Form 1099 or other appropriate tax-related documents for its services as a consultant, and Starsmith shall be responsible for its own taxes associated with its performance of the Services and receipt of payments pursuant to this Agreement.

4.

Compensation; expense reimbursement; invoicing; timesheets; EBITDA Goal.

a.

Compensation.  The Company shall compensate Starsmith for its Services at the rate of Three Hundred Thousand Dollars ($300,000) annually, payable in monthly installments (the “Base Compensation”). Partial months worked shall be pro-rated on a daily basis.

b.

Reimbursement of business expenses.  Starsmith’s reasonable expenses incurred directly on behalf of the Company while providing the Services will be reimbursed by the Company within thirty (30) days of receipt from Starsmith’s request accompanied by sufficient back-up documentation. Starsmith agrees to use the Company’s standard reimbursement forms and procedure for such purpose.  Starsmith shall send its expense reimbursement requests to the Company to the physical address above or to the Company’s Controller at fmatasavage@pmgi.com, or to another address if specified by the Company.

c.

Invoicing.  Starsmith agrees to invoice the Company monthly for its Services. The Company shall pay each Starsmith invoice within thirty (30) days of its receipt by the Company. Starsmith shall send its invoices to the Company to the physical address above or to the Company’s Controller at fmatasavage@pmgi.com, or to another address if specified by the Company.

d.

Timesheets.  At the Company’s request on thirty (30) days notice, Starsmith will commence submitting timesheets for the previous month’s Services rendered and the time spent, with specificity sufficient to enable a person unfamiliar with Starsmith’s work to understand the description.

e.

Penthouse Entertainment Group EBIDTA Goal payment.  Starsmith also shall receive as compensation for its Services ten percent (10%) of the dollar amount by which the

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EBITDA attributable to the Company’s Entertainment Group exceeds Five Hundred Thousand Dollars ($500,000) (the “EBITDA Goal”) in the Company’s 2007 fiscal year (the “EBITDA Goal Payment”). The Company shall pay Starsmith such compensation, if earned, within thirty (30) days following the completion and certification of the Company’s applicable fiscal year audit Starsmith agrees that the Company may include the Base Compensation in its calculation of EBITDA for the purpose of determining the amount, if any, of the EBITDA Goal Payment, regardless of whether the Company does so for any other purposes.

f.

No other compensation or consideration.  Except as expressly provided in the foregoing provisions of this Section 4, Starsmith shall not be entitled to any compensation or consideration from the Company for or otherwise concerning or relating to Services.

g.

Geographic location.  The Company acknowledges that Starsmith usually may render Services from one or more locations of its choosing.  Starsmith acknowledges that the Company may from time to time request or require Starsmith to render services on location.  Starsmith agrees to travel to and perform Services at sites designated by the Company as reasonably requested from time to time (for non-limiting example, Los Angeles, Boca Raton, New York, and Las Vegas).

5.

Intellectual property.  All inventions, trade secrets, works of authorship and other intellectual property created by Starsmith in part or in whole during and in connection with its engagement as a consultant with the Company, using Company resources, or otherwise related to the actual or prospective businesses or interests of the Company, shall be owned exclusively by the Company.  Starsmith agrees to execute and deliver promptly, at the Company’s expense, all assignments and other documents requested by the Company to confirm the Company’s ownership of such intellectual property.  Starsmith hereby waives any and all moral rights it may have in such intellectual property.  Starsmith agrees that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by Starsmith, solely or jointly with others, after termination of this Agreement that are based on the Company’s trade secrets or confidential information shall belong to the Company and Starsmith hereby assigns any and all rights in such items to the Company.  Starsmith fully and promptly will disclose to the Company all inventions, products, processes, apparatus, designs, improvements, or material business-related information which it may, solely or jointly with others, conceive, discover, make or develop during the Term.  The Company acknowledges that Starsmith provides consulting services to other persons and entities outside of the adult entertainment field and that intellectual property created in connection therewith shall not be covered by this Section 6, including without limitation intellectual property and technologies related to high voltage transmission and regulation systems, computational algorithms associated with electrical transmission and regulation systems, and the electro-deposition of minerals in sea water for structural considerations.

6.

Confidential information; non-compete.

a.

As a result of this independent contractor relationship with the Company, Starsmith will have access to “confidential information” of and about the Company (and the Company’s affiliates, which shall be deemed included in references to “Company” for purposes of this Section 7) and its business.  Starsmith agrees that it will not at any time use for its own benefit, or directly or indirectly divulge or communicate to any person, firm, corporation or entity, any confidential information concerning the Company and its business, which was disclosed to or acquired by Starsmith at any time during or prior to the Term, except upon direct written authority of Marc Bell, Dan Staton, the Company’s Chief Operating Officer, or the Company’s General Counsel. Starsmith specifically agrees that all confidential information matters affecting or relating to the Company’s business obtained by Starsmith during its independent contactor relationship is deemed to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill. Without limiting the foregoing, “confidential information” as used herein, means information which includes, but is not limited to, the names, buying habits or practices of any of the Company’s customers; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices the Company obtains or has obtained or at which it sells or has sold its products or services;

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EXECUTION DOCUMENTS

manufacturing and sales costs; lists or other written records used in the Company’s business; operational, marketing and fundraising strategies; production techniques; production and programming strategies; compensation paid to employees and other terms of employment, merchandising or sales techniques; contracts and licenses; business systems; computer programs; or any other confidential information of, about, or concerning the business of the Company, its manner of operation, or other confidential data of any kind.

b.

Starsmith covenants and agrees that it will not (i) use such confidential information, membership lists, records, or systems except in furtherance of the Company’s interests and its rendering of the Services; or (ii) disclose to third persons or entities such confidential information who are not bound by confidentiality agreements for the benefit of the Company or for reasons other than in furtherance of the Company’s interests.

c.

Information that (i) has been or is later received from a source independent of the Company who is not known to Starsmith to be bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality or (ii) is or becomes generally known to the public other than by reason of Starsmith’s breach of these confidentiality undertakings, shall as of the occurrence of such circumstance no longer be subject to the use and disclosure restrictions contained in this Agreement.

d.

Starsmith’s disclosure of confidential information as required by law shall not constitute a breach of this Agreement, provided that Starsmith (i) promptly notifies the Company in writing of such requirement (unless such notification violates the order of a governmental body or is otherwise prohibited by law); (ii) cooperates with the Company in efforts to obtain a protective order or other appropriate remedy to protect confidential information against unauthorized use or disclosure, at the Company’s request and expense; and (iii) does not in any event disclose more confidential information than required.

e.

If the Company so requests, Starsmith promptly shall return to the Company or destroy, or irretrievably delete, as specified by the Company, any and all of the Company’s confidential information, and documents which contain such information, together with all copies, extracts, notes or summaries thereof.

f.

During the Term, Starsmith agrees not to render Services or other services to any persons or entities within the adult entertainment field (other than as may be incidental to Starsmith providing Services primarily for the Company’s benefit) without the Company’s express prior written consent.

7.

Termination or expiration.

a.

Upon expiration or termination of this Agreement for any reason, upon the Company’s request, Starsmith will surrender to the Company all Company property, security credentials and other Company items used by Starsmith in connection with its rendering of the Services.  The following provisions of this Agreement shall survive its expiration or termination: Sections 7.a. through 7.d. (but only for a period of three years after such termination or expiration), Section 7.3., this Section 8, and Sections 9-15.

b.

The Company may terminate this Agreement upon written notice to Starsmith for Cause. “Cause” means Starsmith’s willful failure or refusal to perform the Services; gross misconduct or other actions shocking to the conscience, including but not limited to theft, violation of the Company’s anti-sexual harassment, non-discrimination or other policies applicable generally to its employees and service vendors, repeated acts of insubordination; willful dishonesty or fraud (regardless of resulting economic harm to the Company or its affiliates); violent Services-related behavior; or indictment for or conviction of a crime other than minor traffic infractions;  Termination for cause may also include termination due to the employee’s unwillingness or inability to adequately perform the employee’s job duties, or for insubordination

c.

The Company may terminate this Agreement upon written notice to Starsmith for any other material breach by it of this Agreement, or for any other conduct by Starsmith detrimental to the Company, its reputation, operations or activities, unless such material breach has been cured within thirty (30) days after Starsmith’s receipt of written notice from the Company specifying the nature of such material breach.

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EXECUTION DOCUMENTS

8.

Anthony L. Previte is Starsmith’s key man.  Starsmith understands and agrees that the Company has entered into this Agreement because it will furnish the personal services of Anthony L. Previte, who is personally and uniquely qualified to render the Services on behalf of Starsmith.  Accordingly, Starsmith agrees that only Anthony L. Previte will provide such Services to the Company on Starsmith’s behalf pursuant to this Agreement.  Starsmith may not otherwise assign, delegate or transfer its obligations under this Agreement except to its Affiliates, subsidiaries or successors to all or substantially all assets of Starsmith who can and do furnish Anthony L. Previte to provide the Services pursuant to and as required by this Agreement. The Company may assign or otherwise transfer this Agreement to its Affiliates, subsidiaries or other successors to all or substantially all assets of the Company.  Any purported assignment, transfer or delegation in violation of this provision shall be void.  Should Anthony L. Previte be unable to perform the Services due to his death, disability or other incapacitation, the Company may terminate this Agreement immediately upon written notice to Starsmith.  Starsmith agrees to ensure that Anthony L. Previte will comply with all of Starsmith’s obligations under this Agreement as if he were bound to this Agreement.

9.

Notices.  Any notice which a party hereto is required to give or may desire to give in connection with this Agreement shall be in writing and delivered by hand and deemed given upon receipt; by an overnight delivery service recognized in the U.S. and deemed given two (2) days after due deposit therewith; or by telecopy and deemed given upon recipient’s confirmation of receipt, addressed as follows (or to other coordinates a recipient party has specified in writing by giving notice thereof):

If to Starsmith:	if to the Company:
Mr. Anthony L. Previte Starsmith LLC Suite 1E 324 E 93rd Street New York, NY 10128 Tel: (917) 952-9570 Fax: (602) 314-5730	Penthouse Media Group Inc. 6800 Broken Sound Parkway NW, Suite 100 Boca Raton, FL 33487 USA Attention: Marc H. Bell, President Tel: (561) 912-7000 Fax: (561) 912-7038

With a courtesy copy (which shall not constitute notice) to:

Penthouse Media Group Inc.

6800 Broken Sound Parkway NW, Suite 100

Boca Raton, FL 33487  USA

Attention:  General Counsel

Tel:  (561) 912-7000

Fax:  (561) 912-1747

10.

Severability/savings.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.  However, before severing any such illegal provision, such court may modify it to the extent necessary to render enforceable at law or in equity.

11.

Choice of laws; choice of forum; service of process.  This Agreement shall be governed by the laws of the State of Florida applicable to agreements made and wholly performed therein. All claims arising under or otherwise relating to this Agreement shall be brought only in the courts residing in the State of Florida, Palm Beach County.  Each party waives all objections to such venue and consents to personal jurisdiction of such courts for purposes of this Agreement.  Any service of legal process in any such action or proceeding may, among other methods, be served upon Starsmith by delivering it or mailing it, by registered or certified mail, or by recognized international courier, addressed to it at the notice address then designated by it in Section 12, and such service shall be deemed to have the same force and effect as personal service within the State of Florida.

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EXECUTION DOCUMENTS

12.

General provisions. Except as provided expressly herein, this Agreement represents the entire agreement between both parties, and no exchanges, alterations or deviation shall be recognized as valid unless such changes, alterations or deviations have been embodied in a new and superseding written agreement signed by both parties.  Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to the relationship between the parties have been made by any party, or anyone acting on behalf or any party, which are not embodied herein and that no other agreement, statement or promise regarding performance of services not contained in this Agreement shall be valid or binding regarding the subject matter of this Agreement.  This Agreement cannot be amended other than by a written instrument executed by both parties. This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Failure by either party to insist on performance by the other of any term or obligation of this Agreement shall not be construed as a waiver of that party’s right to demand such performance at a later time.  Captions and headings in this Agreement are for convenience and do not alter the terms of this Agreement in any way.

If Starsmith is in agreement with the foregoing, kindly so indicate by signing and dating and initialing this Agreement in the appropriate spaces and returning it to us.

Very truly yours, PENTHOUSE MEDIA GROUP INC. /s/ Marc H. Bell By: Marc H. Bell Its: President As of December 11, 2006	AGREED AND ACCEPTED STARSMITH LLC /s/ Anthony L. Previte By: Anthony L. Previte Its: Member As of December 11, 2006

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